SAKS INCORPORATED REPORTS OPERATING
RESULTS FOR THE SECOND QUARTER AND SIX MONTHS ENDED AUGUST 4, 2001
Contact: Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE	www.saksincorporated.com

Birmingham, Alabama (August 21, 2001)

Second Quarter Highlights:

  The second quarter loss before certain items totaled $42.4 million, or $.30 per share, compared to a loss of $4.8 million, or $.03 per share, last year. The second quarter loss included after-tax e-commerce losses of $4.3 million, or $.03 per share, which was unchanged from the prior year. The second quarter loss after certain items totaled $58.4 million, or $.41 per share, compared to a loss of $5.8 million, or $.04 per share, last year.
  Second quarter total Company sales totaled $1.271 billion, a decline of 8.5% from $1.389 billion last year. Consolidated comparable store sales decreased 6.8% for the quarter. Comparable store sales declined 4.4% in Saks Department Store Group ("SDSG") and 10.2% in Saks Fifth Avenue Enterprises ("SFAE"). The sales performance was a reflection of the difficult retail environment and weak consumer demand (particularly in the luxury sector), as well as a shift in a major Saks Fifth Avenue sales promotion event from the second quarter last year into the first quarter this year.
  The Company purchased $115.1 million (face value) of its senior unsecured notes, bringing the total repurchased year-to-date to $298.4 million.
  The Company announced its plans to eliminate the Folio catalog operation (including Bullock & Jones) as a stand-alone business and to fully integrate saks.com with the Saks Fifth Avenue stores organization by the end of 2001.
  The Company acquired two former Montgomery Ward locations in Rochester, Minnesota and metropolitan Green Bay, Wisconsin, which will open as Carson Pirie Scott and Younkers stores, respectively, in late 2002 or early 2003.
  The Company closed its underproductive Palm Springs, California Saks Fifth Avenue store and announced plans to sell its Saks Fifth Avenue store in White Plains, New York.

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SAKS INCORPORATED REPORTS OPERATING
RESULTS FOR THE SECOND QUARTER AND SIX MONTHS
ENDED AUGUST 4, 2001

FOR IMMEDIATE RELEASE	Contact: Julia Bentley (865) 981-6243 www.saksincorporated.com

Management has scheduled a conference call at 10:00 a.m. Eastern Time on Wednesday, August 22, 2001 to discuss second quarter results. To participate, please call (816) 650-0741 (10 minutes prior to the call). There will be a replay of the call at 2:00 p.m. ET the same day. The dial-in number for the replay is also (816) 650-0741 (access code for the replay is 7464816).

Interested parties also have the opportunity to listen to the conference call over the Internet by visiting the Investor Relations section of Saks Incorporated's corporate website at www.saksincorporated.com/investor_relations.html. To listen to the live call, please go to the address listed at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and a transcript will be available within 24 to 48 hours.

To be placed on the Company's e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on "Investor Relations," click on "e-mail Alerts," and fill out the requested information.

Birmingham, Alabama (August 21, 2001)--Retailer Saks Incorporated (NYSE: SKS) (the "Company") today announced operating results for the second quarter and six months ended August 4, 2001.

The Company operates two business segments, Saks Department Store Group ("SDSG") and Saks Fifth Avenue Enterprises ("SFAE"). SDSG consists of the Company's traditional department stores under the following nameplates: Proffitt's, McRae's, Younkers, Parisian, Herberger's, Carson Pirie Scott, Bergner's, and Boston Store. SFAE is comprised of the Saks Fifth Avenue stores, Saks Off 5th, and Saks Direct.

Income Statement Information

Prior to certain items outlined below, the loss for the second quarter ended August 4, 2001 totaled $42.4 million, or $.30 per share, compared to a loss of $4.8 million, or $.03 per share, in the prior year. The current year second quarter loss included after-tax e-commerce losses of $4.3 million, or $.03 per share, which was unchanged from the prior year. For the quarter, weighted average

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diluted shares outstanding totaled 142.0 million this year compared to 141.3 million last year. Approximately $.20 of the deterioration in earnings per share over last year was attributable to a year-over-year decline in operating earnings in the SFAE business.

Prior to certain items outlined below, the loss for the six months ended August 4, 2001 totaled $24.9 million, or $.18 per share, compared to earnings of $27.6 million, or $.19 per share, in the prior year. The current year loss included after-tax e-commerce losses of $8.5 million, or $.06 per share, this year, compared to $6.1 million, or $.04 per share, in the prior year. For the six months, weighted average diluted shares outstanding totaled 141.9 million this year compared to 142.3 million last year.

The Company recorded certain items during the second quarter ended August 4, 2001 aggregating $16.0 million in after tax expenses, or $.11 per share. After-tax charges totaling $19.8 million (of which $14.9 million were non-cash), primarily related to the reorganization and downsizing of the Direct business (principally the write-down of Bullock & Jones goodwill) and store closing expenses, were partially offset by a $3.8 million after-tax gain on the repurchase of $115.1 million (face value) of senior notes. For the six months ended August 4, 2001, certain items netted $7.0 million in after-tax expenses, or $.05 per share, reflecting reorganization and other charges of $21.4 million (after tax, of which $17.8 million were non-cash) partially offset by a $14.4 million after-tax gain on the repurchase of $298.4 million (face value) of senior notes.

After recognition of the items outlined above and including e-commerce losses, the Company recorded a net loss for the second quarter ended August 4, 2001 of $58.4 million, or $.41 per share, compared to a net loss of $5.8 million, or $.04 per share, last year. After recognition of the items outlined above and including e-commerce losses, the Company recorded a net loss for the six months ended August 4, 2001 of $31.9 million, or $.22 per share, compared to net income of $28.1 million, or $.20 per share, last year.

Business Segment Information ($ in millions)

Total sales numbers below represent owned department sales, Saks Direct (catalog and e-commerce) revenues, and leased department commissions. Total sales (in millions) for the second quarter ended August 4, 2001 compared to last year's second quarter ended July 29, 2000 were as follows:

	This Year	Last Year	Total (Decrease)	Comparable (Decrease)
SDSG	$748.2	$820.1	(8.8%)	(4.4%)
SFAE	522.5	561.9	(8.2%)	(10.2%)
Total	$1,270.2	$1,389.2	(8.5%)	(6.8%)

Total sales (in millions) for the six months ended August 4, 2001 compared to the six months ended July 29, 2000 were as follows:

	This Year	Last Year	Total (Decrease)	Comparable (Decrease)
SDSG	$1,573.6	$1,681.1	(6.4%)	( 3.0%)
SFAE	1,161.5	1,208.9	(3.9%)	( 6.1%)
Total	$2,735.1	$2,890.0	(5.4%)	( 4.3%)

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Sales for the quarter and the year reflected generally weak consumer demand, particularly in the luxury sector. For the second quarter, SDSG's total sales decrease resulted from the 4.4% comparable store sales decline and the sale of nine stores to May Department Stores Company ("May Company") in March 2001. SFAE's total and comparable store sales reflected weak sales in the full-line Saks Fifth Avenue stores, largely related to a major sales promotion event shift from the second quarter last year into the first quarter this year, as well as declining sales in its catalog operation (attributable to a reduction in books produced and mailed coupled with a general softening in demand) and in the Off 5th operations. For the quarter, these items were partially offset by e-commerce sales (which were zero in the second quarter last year). Effective June 2001, catalog sales are no longer included in the comparable store sales calculation, due to the restructuring and downsizing of that business currently occurring.

Saks Direct sales included in the total sales numbers above were $20.8 million and $53.5 million for the second quarter and six months ended August 4, 2001, respectively, compared to $22.3 million and $57.7 million for the comparable periods last year.

Leased department commissions included in the total sales numbers above were as follows (sales in millions):
	Quarter Ended August 4, 2001		Six Months Ended August 4, 2001
	This Year	Last Year	This Year	Last Year

SDSG leased commissions	$3.8	$4.2	$ 8.1	$ 8.5
SFAE leased commissions	4.3	3.8	9.6	8.4
Total leased commissions	$8.1	$8.0	$17.7	$16.9

The Company began disclosing operating income by business segment in the first quarter of 2001. Operating income is determined on a pre-interest and pre-tax basis. Operating income is net of all of the direct expenses required to deliver merchandise to the Company's customers, including items such as net credit contribution, information technology, and other sales support functions. Not included in the business segment operating income are those expenses that cannot be readily attributed to either business segment, such as the costs of the Company's Treasury, Legal, and Investor Relations functions. These expenses are included in the segment summary below, labeled as "Other, including corporate."

Operating income (loss) before certain items was as follows:
	Quarter Ended August 4, 2001		Six Months Ended August 4, 2001
	This Year	Last Year	This Year	Last Year
SDSG	$ 16.5	$ 32.7	$ 55.4	$ 80.3
SFAE	(45.3)	1.2	(14.4)	49.1
Other, including corporate	(7.7)	(6.1)	(14.6)	(12.6)
Total	$(36.5)	$ 27.8	$ 26.4	$116.8

Comments on the Second Quarter and Update on Initiatives

R. Brad Martin, Chairman and Chief Executive Officer of Saks Incorporated, commented, "Our operating results for the quarter were clearly unsatisfactory. Our comparable store sales

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performance was a reflection of the challenging retail environment and weak consumer demand, particularly in the luxury sector, and was the primary reason for the year-over-year decline in operating earnings. In the midst of this difficult environment, we began the second quarter with comparable store inventories down 3% from last year and with focused efforts on reducing operating expenses. However, due to the demanding retail conditions, we were not able to achieve our gross margin rate plan. And, even though we reduced our selling, general, and administrative expenses during the quarter, we were not able to realize expense leverage. Our inventory and expense management actions were not sufficient to offset the substantial sales and margin shortfall. Consequently, for the quarter, pre-tax operating income declined $16.2 million (equivalent to $10.0 million after tax, or $.07 per share) at SDSG and $46.5 million (equivalent to $28.6 million after tax, or $.20 per share) at SFAE. "

Martin noted, "We are taking decisive actions to maximize our operating performance during these challenging economic conditions."

  First, the Company remains focused on the customer and on executing its product, marketing, and service strategies. Martin noted, "At SDSG, merchandising initiatives include focusing on key items, enhancing pricing credibility through reducing the frequency of storewide, point-of-sale markdowns, and increasing unique product offerings. We also continue to refine our private brand selections, and in the first half of 2001, we improved the overall profitability of this program. SDSG's marketing strategy includes more targeted marketing based on customer spending patterns, strengthened customer relationship marketing, and enhanced loyalty programs (launched earlier this year), patterned after the successful SaksFirst program. In the service arena, our new customer service centers (now in nearly 100 stores, with more rolling out this fall) have been well-received by our customers. After these service centers are installed, survey results conclusively show substantially enhanced overall customer satisfaction, with higher marks on friendliness of sales associates, speed of check out, and availability of sales staff.

"At SFAE, we have implemented key merchandising initiatives that include expanding our "gold range" offerings (positioned between "bridge" and "designer" merchandise), our proprietary brand offerings, and our decorative home assortments. The "Live A Little" marketing campaign, launched last fall, speaks to a broader audience and continues to be received positively by our customers. Through data gained from extensive customer surveys and feedback, we have enhanced our training programs to assure that sales associates maximize one-on-one clienteling opportunities and provide a friendly, comfortable shopping environment."
  The Company continues to vigilantly and proactively manage its inventory investment. Martin noted, "Throughout the first half of 2001, we carefully controlled our inventories by monitoring our receipt flow and by executing necessary markdowns, and we began the third quarter with our inventories current and at appropriate levels. We will maintain this focus on rigorous inventory management throughout the second half of 2001, and we believe we have an opportunity to further improve inventory turnover and productivity."

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Inventories at the end of the second quarter totaled $1.492 billion, a 0.4% decrease from the      prior year. Total company comparable store inventories were down approximately 2% from last year.

  The Company continues its focus on improving efficiency and on diligently controlling operating expenses. Martin noted, "During the second quarter, we were able to reduce selling, general, and administrative expenses. We are seeking additional ways to improve the productivity of our sales support functions and to reduce costs and further streamline our infrastructure, and we expect to lower SG&A expenses in the second half from the prior year levels.

"Actions making this possible include our new, state-of-the art distribution facility in Steele, Alabama, which replaced three separate centers located throughout the southeast. We are also realizing the benefit of the divisional headquarter consolidations that took place last fall. We have partnered with Enron, the country's largest provider of energy services, to manage fulfillment of our electric and natural gas needs and to enhance control of our company-wide energy costs. In addition, we recently launched several technology developments, including e-procurement, e-travel, and e-billing (for our proprietary credit card customers), which will reduce future operating expenses."
  The Company has reduced its capital spending. Martin said, "We estimate our net capital expenditures will total approximately $250 million in 2001, after proceeds from asset sales (excluding the May Company transaction). This net expenditure number is a meaningful reduction from our previous estimate and is consistent with the net capital spending of approximately $250 million last year. Our existing store base is in excellent condition, reflecting over $1.1 billion of capital invested in the business over the last three years. Our future capital expenditures are focused on exploiting revenue producing opportunities, and we are confident that they will meet our stringent return standards."

During the quarter, we acquired two former Montgomery Ward locations - the 91,400 square foot Apache Mall store in Rochester, Minnesota and the 148,900 square foot Bay Park Square store in metropolitan Green Bay, Wisconsin. The Apache Mall location will be renovated and opened as a Carson Pirie Scott store in fall 2002. The Company will open a Younkers store in the Bay Park Square center at a date yet to be determined, either in late 2002 or in 2003.

In August, the Company opened a new Younkers store in Muskegon, Michigan. For the balance of the third quarter, the Company is scheduled to open Saks Fifth Avenue stores in Birmingham, Alabama, Columbus, Ohio, and Riyadh, Saudi Arabia; a Parisian store in Atlanta, Georgia; and an Off 5th store in Atlanta, Georgia. The Company ended the second quarter with 61 Saks Fifth Avenue stores totaling 6.3 million square feet, 50 Off 5th stores totaling 1.3 million square feet, and 243 traditional department stores totaling 26.6 million square feet.

The Company continues to review its store base and take appropriate actions on underperforming stores and assets. Martin commented, "The Company continues to rationalize its store base where appropriate in a manner that creates a higher growth, higher

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margin business, allowing us to focus our efforts and resources on our more productive locations. Recent actions include our sale of nine SDSG locations to May Company, the July closing of the underproductive Saks Fifth Avenue Palm Springs store, and the planned fourth quarter closings of our Saks Fifth Avenue White Plains, New York store and our Younkers store in downtown Appleton, Wisconsin."
  The Company remains focused on strengthening the balance sheet and improving liquidity. At quarter end, the Company's total debt to total capitalization ratio was 40.7%, a substantial decline from 47.5% at the end of the second quarter last year. This improved capitalization reflects a total debt reduction of over $445 million from the prior year, principally resulting from the repurchase of $298.4 million of senior notes ($115.1 million were repurchased in the second quarter) and lower borrowings (by $140 million) on the Company's revolving credit facility.
  The Company continues its integration of Saks Direct with the core Saks Fifth Avenue store business. Martin commented, "We are eliminating the Folio catalog operation as a stand-alone business and fully integrating saks.com with the Saks Fifth Avenue stores organization. Saks Fifth Avenue Enterprises will continue to pursue a multi-channel strategy that includes stores, direct mail, and e-commerce; however, we will substantially simplify the Saks Direct business through streamlining both our infrastructure and business processes. Our intent is to leverage the Saks Fifth Avenue brand, existing store-based inventory, and our central organization through the use of direct mail and e-commerce selling. This integration of the Saks Direct business will create a more cohesive, consistent customer experience across all channels, while improving inventory productivity and lowering operating expenses. The integration is currently underway and will be completed by fiscal year end.

"This strategy for Saks Direct will permit the Company to improve financial returns by reducing the operating expenses and investment associated with the multi-channel efforts, fully integrate the direct-mail and e-commerce/e-marketing capabilities with the physical businesses, and simplify management focus for the SFAE team and the corporate support team. The integration will be accretive to the Company's earnings beginning in 2002."

Concluding Comments

Martin concluded, "Our outlook for the balance of the year remains cautious. However, our organization is very focused on taking the proactive steps that I have outlined in order to maximize our financial results in this difficult retail environment. Returning to a more normalized retail environment, Saks is well-positioned for substantially improved financial performance."

Company Information

Currently, Saks Incorporated operates its Department Store Group which consists of 243 traditional department stores under the names of Proffitt's, McRae's, Younkers, Parisian, Herberger's, Carson Pirie Scott, Bergner's, and Boston Store. The Company also operates Saks Fifth Avenue Enterprises, which consists of 61 Saks Fifth Avenue stores, 50 Off 5th stores, and Saks Direct.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered "forward-looking" information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as "may," "will," "intend," "plan," "project," "expect," "anticipate," "should," "would," "believe," "estimate," "contemplate," "possible," and "point." The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management's assumptions.

The forward-looking information and statements are based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; favorable customer response to changes in the customer-service formats; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to increased relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; effective operation of the credit card operations of National Bank of the Great Lakes, the Company's national credit card bank; and changes in interest rates. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company's Form 10-K for the fiscal year ended February 3, 2001 filed with the Securities and Exchange Commission ("SEC"), which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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SAKS INCORPORATED
CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands)

	(Unaudited)	(Unaudited)
	August 4, 2001	July 29, 2000
ASSETS
Current assets
Cash and cash equivalents	$ 20,293	$ 54,707
Retained interest in accounts receivable	185,433	193,750
Merchandise inventories	1,491,512	1,496,676
Other current assets	93,589	97,022
Deferred income taxes	33,267	43,226
Total current assets	1,824,094	1,885,381

Property and equipment, net	2,295,777	2,398,892
Goodwill and intangibles, net	367,378	562,058
Deferred income taxes	206,772	220,633
Other assets	49,200	58,081
TOTAL ASSETS	$ 4,743,221 ===========	$ 5,125,045 =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$ 345,382	$ 292,348
Accrued expenses and other current liabilities	448,552	473,005
Current portion of long-term debt	5,452	6,773
Total current liabilities	799,386	772,126

Long-term debt	1,551,944	1,996,241
Other long-term liabilities	125,792	139,929

Total shareholders' equity	2,266,099	2,216,749

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 4,743,221 ==========	$ 5,125,045 ==========

SAKS INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
(Dollars In Thousands, Except for Per Share Data)

	Three Months Ended
	(Unaudited) August 4, 2001		(Unaudited) July 29, 2000

Net sales	$ 1,270,708	100.0%	$ 1,389,169	100.0%
Cost of sales	848,290	66.8%	893,079	64.3%
Gross margin	422,418	33.2%	496,090	35.7%

Selling, general and administrative expenses	329,925	26.0%	332,890	24.0%
Other operating expenses:
Property and equipment rentals	47,063	3.7%	46,100	3.3%
Depreciation & other amortization	53,394	4.2%	49,889	3.6%
Taxes other than income taxes	38,482	3.0%	39,622	2.9%
Store pre-opening costs	1,020	0.1%	352	0.0%
Integration costs	325	0.0%	4,596	0.3%
Losses from long-lived assets	20,818	1.6%	3,020	0.2%

Operating income (loss)	(68,609)	-5.4%	19,621	1.4%
Other income (expense):
Interest expense	(32,450)	-2.6%	(35,510)	-2.6%
Other income (expense), net	60	0.0%	(89)	0.0%
Income (loss) before provision (benefit) for income taxes and extraordinary items
	(100,999)	-7.9%	(15,978)	-1.2%
Provision (benefit) for income taxes	(38,834)	-3.1%	(10,191)	-0.7%

Income (loss) before extraordinary items	(62,165)	-4.9%	(5,787)	-0.4%
Extraordinary gain on early extinguishment Of debt, net of taxes
	3,776	0.3%	-	0.0%

Net income (loss)	$ (58,389) ===========	-4.6%	$ (5,787) ===========	-0.4%

Basic earnings per common share:
Before extraordinary items	$ (0.44)		$ (0.04)
After extraordinary items	$ (0.41)		$ (0.04)

Diluted earnings per common share:
Before extraordinary items	$ (0.44)		$ (0.04)
After extraordinary items	$ (0.41)		$ (0.04)

Weighted average common shares:
Basic	141,995		141,335
Diluted	141,995		141,335

SAKS INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
(Dollars In Thousands, Except for Per Share Data)

	Six Months Ended
	(Unaudited) August 4, 2001		(Unaudited) July 29, 2000
Net sales	$ 2,735,058	100.0%	$ 2,889,987	100.0%
Cost of sales	1,766,079	64.6%	1,841,347	63.7%
Gross margin	968,979	35.4%	1,048,640	36.3%

Selling, general and administrative expenses	673,167	24.6%	657,488	22.8%
Other operating expenses:
Property and equipment rentals	93,448	3.4%	89,752	3.1%
Depreciation & other amortization	107,521	3.9%	99,144	3.4%
Taxes other than income taxes	79,818	2.9%	81,402	2.8%
Store pre-opening costs	1,602	0.1%	3,041	0.1%
Integration costs	1,448	0.1%	6,193	0.2%
Losses from long-lived assets	20,506	0.7%	674	0.0%

Operating income (loss)	(8,531)	-0.3%	110,946	3.8%
Other income (expense):
Interest expense	(67,051)	-2.5%	(72,383)	-2.5%
Other income (expense), net	283	0.0%	61	0.0%
Income (loss) before provision (benefit) for income taxes and extraordinary items
	(75,299)	-2.8%	38,624	1.3%
Provision (benefit) for income taxes	(28,991)	-1.1%	10,556	0.4%

Income (loss) before extraordinary items	(46,308)	-1.7%	28,068	1.0%
Extraordinary gain on early extinguishments of debt, net of taxes
	14,417	0.5%	-	0.0%

Net income (loss)	$ (31,891) ===========	-1.2%	$ 28,068 ===========	1.0%

Basic earnings per common share:
Before extraordinary items	$ (0.33)		$ 0.20
After extraordinary items	$ (0.22)		$ 0.20

Diluted earnings per common share:
Before extraordinary items	$ (0.33)		$ 0.20
After extraordinary items	$ (0.22)		$ 0.20

Weighted average common shares:
Basic	141,948		141,755
Diluted	141,948		142,336

SAKS INCORPORATED
SEGMENT INFORMATION
(Dollars In Thousands)

	Three Months Ended
	(Unaudited) August 4, 2001	(Unaudited) July 29, 2000

Net Sales:
Saks Department Stores Group	$ 748,224	$ 820,080
Saks Fifth Avenue Enterprises	522,484	569,089
	$ 1,270,708	$ 1,389,169

Operating Income, before certain items:
Saks Department Stores Group	$ 16,552	$ 32,685
Saks Fifth Avenue Enterprises	(45,287)	1,252
Other, including corporate	(7,747)	(6,130)
	$ (36,482)	$ 27,807

Depreciation and Amortization:
Saks Department Stores Group	$ 28,206	$ 27,596
Saks Fifth Avenue Enterprises	24,775	22,051
Other, including corporate	413	242
	$ 53,394	$ 49,889

Total Assets:
Saks Department Stores Group	$ 2,312,331	$ 2,694,695
Saks Fifth Avenue Enterprises	1,971,118	1,955,586
Other, including corporate	459,772	474,764
	$ 4,743,221	$ 5,125,045

SAKS INCORPORATED
SEGMENT INFORMATION
(Dollars In Thousands)

	Six Months Ended
	(Unaudited) August 4, 2001	(Unaudited) July 29, 2000

Net Sales:
Saks Department Stores Group	$ 1,573,571	$ 1,681,141
Saks Fifth Avenue Enterprises	1,161,487	1,208,846
	$ 2,735,058	$ 2,889,987

Operating Income, before certain items:
Saks Department Stores Group	$ 55,422	$ 80,306
Saks Fifth Avenue Enterprises	(14,455)	49,095
Other, including corporate	(14,606)	(12,640)
	$ 26,361	$ 116,761

Depreciation and Amortization:
Saks Department Stores Group	$ 57,928	$ 55,278
Saks Fifth Avenue Enterprises	48,806	43,290
Other, including corporate	787	576
	$ 107,521	$ 99,144

Total Assets:
Saks Department Stores Group	$ 2,312,331	$ 2,694,695
Saks Fifth Avenue Enterprises	1,971,118	1,955,586
Other, including corporate	459,772	474,764
	$ 4,743,221	$ 5,125,045